Exhibit 21.1

Bluerock Enhanced Multifamily Trust, Inc.
List of Subsidiaries

Bluerock Enhanced Multifamily Holdings, L.P.
Bluerock REIT Holdings, LLC
Bluerock Enhanced Multifamily Holdings L.P.
BEMT Springhouse, LLC
BR Springhouse Managing Member, LLC
BEMT Creekside, LLC
BR Creekside Managing Member, LLC
BEMT Meadowmont, LLC
BR Meadowmont Managing Member, LLC